Exhibit 10.41

January 8, 2026

VIA E-MAIL

**TO**

GreenRock Corp.

Ogier Global (Cayman) Limited

89 Nexus Way - Camana Bay

Grand Cayman K1 – 9009

Cayman Island

**FROM**

Leonardo Montesi

Via Benedetto Croce 19

00142 Roma

Italy

Tel. +39 391 7230843

e-mail: l.******i@teprenewables.com

SUBJECT: RE: ClimateRock Holdings Limited - Registration Statement on Form F-4/A (File No. 333-276718) – Confirmation of Intent to Proceed with TEP Renewables (Italia) S.r.l. Acquisition on Substantially Similar Terms

Dear Per,

This letter is submitted in my capacity as a shareholder of GIL International Italia S.r.l. (“GIL”), the sole owner of TEP Renewables (Italia) S.r.l. (“TEP”), in response to the comment from the U.S. Securities and Exchange Commission (the “SEC”) regarding the finalization and disclosure of the terms for the acquisition of TEP (the “TEP Acquisition”) by GreenRock Corp (“GreenRock”), as referenced in the Form F-4 Registration Statement (File No. 333-276718) filed on December 9, 2025 (the “F-4 Registration Statement”) by ClimateRock Holdings Limited (“ClimateRock”).

It is acknowledged and accepted that:

-	the Term Sheet for the TEP Acquisition, dated September 24, 2025 (the “September Term Sheet”), has expired; and

-	that as of the date hereof, no definitive binding agreement for the TEP Acquisition is in effect between the shareholders of GIL (the “Sellers”), GreenRock and ClimateRock; and

-	GreenRock and ClimateRock are fully aware of the ongoing financial restructuring of TEP initiated in December 2024.

All the above having been acknowledged and understood, the Seller remain committed to proceeding with the TEP Acquisition provided definitive documentation customary for a transaction of this nature, including but not limited to a Share Purchase Agreement, is agreed and executed.

Accordingly, we hereby confirm the unequivocal intention of the Sellers to proceed with the TEP Acquisition on substantially similar material terms as those set forth in the September Term Sheet, subject to the following amendments and conditions:

-	The effectiveness of the F-4 Registration Statement; and

-	The completion of the TEP Acquisition on or before January 31, 2026; and

-	The consideration for the acquisition to be paid in full at completion.

It is agreed and understood that this letter should not be construed as a binding commitment to sell GIL and / or TEP and it will not impose any obligation or liability on any of the parties to the TEP Acquisition if the TEP Acquisition is not consummated because the parties are not able to reach agreement on the final terms of the definitive documentation.

Notwithstanding the forgoing, we anticipate the prompt execution of definitive documentation reflecting these terms in due course, contingent the satisfaction of all customary closing conditions.

We expressly authorize you, GreenRock, and ClimateRock, and your legal counsel (EGS) to publicly disclose the contents of this letter.

Sincerely,

/s/ Leonardo Montesi
Leonardo Montesi
n.q.

Shareholder of GIL International Italia S.r.l.

ACKNOWLEDGED AND AGREED:

/s/ Per Regnarsson	/s/ Charles Ratelband
Per Regnarsson	Charles Ratelband
Director	Director
GreenRock Corp.	GreenRock Corp.

Date: 8 January 2026